Exhibit 99.1

EPL Intermediate, Inc. Announces Results for the 13 Weeks and 39 Weeks Ended September 27, 2006

Thursday November 9, 9:00 am ET

IRVINE, Calif. — (BUSINESS WIRE) — EPL Intermediate, Inc. today reported results for its 13 week third quarter and 39 weeks ended September 27, 2006. For simplicity of presentation, the Company has described the 13-week third quarters and 39-week periods ended September 27, 2006 and September 28, 2005 as September 30, 2006 and September 30, 2005, respectively.

El Pollo Loco reported operating revenues for the 13 weeks ended September 30, 2006 of $66.3 million, which is an increase of $4.7 million, or 7.7%, over operating revenues for the 13 weeks ended September 30, 2005 of $61.6 million. Operating revenues include both sales at company-operated stores and franchise revenues. Same store sales for the system, which includes sales from both company-operated and franchised stores, increased 3.8% in the third quarter of fiscal 2006; company-operated restaurant same store sales increased 2.1% and franchise restaurant same store sales increased 5.2%. For company-operated restaurants, the components of the same store sales increase are an increase in transactions of 0.2%, an increase in average check of 0.1%, and an increase in price of 1.8%.

The most significant changes in our company restaurant’s operating margins were as follows:

•

Product costs decreased 0.9% as a percentage of restaurant revenue to 31.0% in the third quarter of 2006 from 31.9% in the prior year third quarter. This resulted primarily from the chicken meal restructuring in May 2005 and the menu price increases taken in January and March of 2006. This decrease was partially offset by chicken prices increasing as our new chicken contracts took effect in March 2005.

•

Restaurant other operating expenses, which includes utilities, repair and maintenance, advertising, property taxes, occupancy and other operating expenses, increased as a percentage of restaurant revenue 3.2% to 21.6% for the 2006 period from 18.4% for the 2005 period. The increase in operating costs is due primarily to an increase in occupancy expense of $0.9 million, which is partially attributed to the revaluation of our leases that was completed with the sale of the company. The increase is also due to higher utilities of $0.3 million and higher repair and maintenance costs of $0.3 million. Advertising expense was also $0.8 million higher in the 2006 period. Our advertising spending in the third quarter of 2006 was 4.2% of sales which was over the planned annual rate of 4%, compared to the third quarter of 2005 which was 3.2% of sales, and each quarter may be above or below this planned annual rate, depending on the timing of marketing promotion and the relative weights and price of media spending.

Operating income for the third quarter of fiscal 2006 was $9.1 million, an increase of $0.8 million, or 9.1%, from the third quarter of 2005 operating income of $8.3 million.

Interest expense for the third quarter of fiscal 2006 was $7.2 million, an increase of $2.5 million, or 52.6%, from the third quarter of 2005 interest expense of $4.7 million due to higher levels of debt incurred in conjunction with the November 2005 acquisition of the Company by affiliates of Trimaran Capital Partners.

Our provision for income taxes consisted of income tax expense of $1.3 million for the 13 weeks ended September 30, 2006, a decrease of $0.2 million from $1.5 million for the 13 weeks ended September 30, 2005.

As a result of the above, net income for the third quarter of fiscal 2006 was $0.5 million, which was a decrease of $1.6 million, or 74.7%, from the third quarter 2005 net income of $2.1 million.

EBITDA for the third quarter of fiscal 2006 was $11.7 million, a decrease of $0.3 million, or 2.4%, from third quarter 2005 EBITDA of $12.0 million. EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA and its uses and limitations are discussed further under “Non-GAAP Financial Measures,” below.

Operating revenues for the 39-week period ended September 30, 2006 were $195.3 million, which was an increase of $17.9 million, or 10.1%, over operating revenues for the 39 weeks ended September 30, 2005 of $177.4 million. Same store sales for the system increased 6.3% for the 39 weeks ended September 30, 2006; company-operated restaurant same store sales increased 4.5% and franchise restaurant same store sales increased 7.8%. For company-operated restaurants, the components of the same store sales increase are an increase in transactions of 3.7%, a decrease in average check of 1.5%, an increase in price of 1.8%, and an increase attributed to the chicken meal restructuring of our menu of 0.4%.

Operating income for the 39 weeks ended September 30, 2006 was $25.3 million, which was an increase of $5.1 million, or 25.4% over operating income of $20.2 million for the 39 weeks ended September 30,2005.

Interest expense for the 39 weeks ended September 30, 2006 was $21.4 million, which was an increase of $7.2 million, or 50.6% over interest expense of $14.2 million for the 39 weeks ended September 30, 2005 due to higher levels of debt incurred in conjunction with the November 2005 acquisition of the Company by affiliates of Trimaran Capital Partners.

Our provision for income taxes consisted of income tax expense of $2.1 million for the 39 weeks ended September 30, 2006, a decrease of $0.2 million from $2.3 million for the 39 weeks ended September 30, 2005.

Net income for the 39 weeks ended September 30, 2006 was $1.8 million, a decrease of $1.9 million, or 51.2%, from net income for the 39 weeks ended September 30, 2005 of $3.7 million.

EBITDA for the 39 weeks ended September 30, 2006 was $32.8 million, an increase of $1.9 million, or 6.1%, over EBITDA of $30.9 million for the 39 weeks ended September 30, 2005.

El Polio Loco’s store count changes for the 39 weeks ended September 30, 2006 are as follows:

	Company	Franchised Stores	Total

December 27, 2005	142	191	333
Q1 - Opened	4	3	7
Ql - Closed	—	—	—

March 30, 2006	146	194	340
Q2 - Opened	—	1	1
Q2 - Closed	—	—	—

June 30, 2006	146	195	341

Q3 - Opened	2	5	7

Q3 - Closed	—	—	—

September 30, 2006	148	200	348

We currently expect to have opened 8 company restaurants and 15 franchise restaurants for fiscal 2006 by the end of the year.

El Polio Loco is the nation’s leading restaurant concept specializing in flame-grilled chicken. Headquartered in Irvine, California, El Polio Loco currently operates a restaurant system consisting of 149 company-operated and 201 franchised restaurants as of November 8, 2006 located primarily in California, with additional restaurants in Arizona, Nevada, Colorado, Texas and Illinois. El Polio Loco’s menu features the company’s signature citrus-marinated, flame-grilled chicken in individual and family-size meals and offers a variety of contemporary, Mexican-inspired entrees, featuring the company’s signature chicken as the central ingredient, including its specialty Pollo Bowl® entrees, Pollo Salads, signature burritos, chicken quesadillas, chicken tortilla soup and chicken tacos. The chicken is served with flour or corn tortillas, freshly-prepared salsas and an assortment of side orders.

Non-GAAP Financial Measures

Included above are franchise and system-wide comparable sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all company-owned stores and franchise-owned stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

EBITDA and the related ratios presented in this news release are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBITDA, you should be aware that in the future the Company will incur expenses or charges such as those added back to calculate EBITDA. The Company’s presentation of EBITDA should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.

The company believes EBITDA facilitates operating performance comparisons from period to period by backing out potential differences caused by variations in capital structures, tax positions and the age and book depreciation of facilities and equipment. The company presents EBITDA because, among other things, it believes each measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in its industry.

The following table sets forth a reconciliation of EBITDA to the company’s net income:

Dollars in thousands

	13 Weeks Ended		39 Weeks Ended
	September 30		September 30
	2005	2006	2005	2006

Net income	$2,100	$532	$3,661	$1,788
Adjustments:
Income tax provision	1,459	1,294	2,298	2,093
Interest expense, net	4,737	7,228	14,238	21,446
Depreciation and Amortization	3,655	2,608	10,732	7,488

EBITDA	$11,951	$11,662	$30,929	$32,815

Safe Harbor Statement

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management’s current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, concerns about food-borne illnesses; negative publicity, whether or not valid; adverse public perception due to the occurrence of avian flu; increases in the cost of chicken; our dependence upon frequent deliveries of food and other supplies; our sensitivity to events and conditions in the greater Los Angeles area; our reliance in part on our franchisees; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants and other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Statements about the Company’s past performance are not necessarily indicative of its future results. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

Financial Statements

In the following financial statements the Company refers to itself as the Predecessor for the period prior to the Acquisition and the Successor for the period subsequent to the Acquisition.

EPL INTERMEDIATE, INC.
(A Wholly Owned Subsidiary of El Pollo Loco Holdings, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Amounts in thousands)

	13 Weeks Ended September 30,		39 Weeks Ended September 30,
	Predecessor 2005	Successor 2006	Predecessor 2005	Successor 2006

OPERATING REVENUE:
Restaurant revenue	$57,538	$61,673	$165,873	$182,502
Franchise revenue	4,023	4,636	11,524	12,833

Total operating revenue	61,561	66,309	177,397	195,335

OPERATING EXPENSES:
Product cost	18,349	19,117	52,651	57,125
Payroll and benefits	14,432	15,459	42,526	46,297
Depreciation and amortization	3,655	2,608	10,732	7,488
Other operating expenses	16,829	20,071	51,291	59,098

Total operating expenses	53,265	57,255	157,200	170,008

OPERATING INCOME	8,296	9,054	20,197	25,327

INTEREST EXPENSE—Net	4,737	7,228	14,238	21,446

INCOME BEFORE PROVISION FOR INCOME TAXES	3,559	1,826	5,959	3,881

PROVISION FOR INCOME TAXES	1,459	1,294	2,298	2,093

NET INCOME	$2,100	$532	$3,661	$1,788

	13 Weeks Ended September 30,

	2005	2006

Income Statement Data:
Restaurant revenue	100.0%	100.0%
Product cost	31.9	31
Payroll and benefits	25.1	25.1
Depreciation and amortization	6.4	4.2
Other operating expenses	29.2	32.5
Operating income	14.4	14.7
Interest expense	8.2	11.7
Income before income taxes	6.2	3.0

Net income	3.7	0.7
Supplementary Income Statement Data:
Restaurant other operating expense	18.4	21.6
Franchise expense	1.3	1.4
General and administrative expense	9.5	9.5
Total other operating expenses	29.2	32.5

	39 Weeks Ended September 30,

	2005	2006

Income Statement Data:
Restaurant revenue	100.0%	100.0%
Product cost	31.7	31.3
Payroll and benefits	25.6	25.4
Depreciation and amortization	6.5	4.1
Other operating expenses	30.9	32.4
Operating income	12.2	13.9
Interest expense	8.6	11.8
Income before income taxes	3.6	2.1
Net income	2.2	0.9
Supplementary Income Statement Data:
Restaurant other operating expense	18.7	20.8
Franchise expense	1.4	1.4
General and administrative expense	10.8	10.2
Total other operating expenses	30.9	32.4

Contact:

EPL Intermediate, Inc.
Joe Stein, 949-399-2000

Source: EPL Intermediate, Inc.